FOR IMMEDIATE RELEASE

OLD POINT FINANCIAL CORPORATION QUARTERLY
DIVIDEND PAYMENT ANNOUNCED
November 13, 2009

Hampton, VA: Old Point Financial Corporation (Nasdaq "OPOF") has declared a quarterly dividend of $0.10 per share of common capital stock. The dividend will be paid on December 31, 2009, to shareholders of record as of November 27, 2009.

Old Point Financial Corporation, (Nasdaq Small Cap:  "OPOF",) with $872 million in assets as of September 30, 2009, is the parent company of The Old Point National Bank and Old Point Trust & Financial Services, N.A. The Old Point National Bank is an independent, locally managed community bank serving Hampton Roads with 21 full-service offices. Old Point Trust & Financial Services, N.A. is a Hampton Roads wealth management services provider.

For more information contact: Lani Chisman Davis, Marketing Director, 757/ 728-1286